UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2009

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-23532	88-0292161
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 NE 3rd Ave., Fort Lauderdale, FL  33301
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 332-3759

Copies to:
Stephen Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, NY  10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christian Appointment

On May 3, 2009, the Board of Directors of Sanswire Corp. (the “Company”) appointed David A. Christian as a director and chairman of the Board of Directors of the Company.   There is no understanding or arrangement between Mr. Christian and any other person pursuant to which Mr. Christian was selected as a director.  Mr. Christian does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Christian will receive $5,000 per quarter in cash compensation and 250,000 shares of common stock per quarter during his tenure as a director.

David A. Christian is one of the United States’ most decorated veterans, the recipient of 7 Purple Hearts, Silver Star, Bronze Star and numerous other medals and commendations. He became the youngest National Commander of the Nation's oldest veterans organization "The Legion of Valor". He was a co-founder of the Vietnam Veterans of America with US Senator John Kerry and Bob Muller.  Mr. Christian is currently a lecturer, commentator, advisor to the US Senate, and runs a Service Disabled Veteran Owned Small Business that does work with the United States Armed Forces under contract.  From 1998 until 2006 Mr. Christian was a Senate Fellow in the United States Senate and an advisor in the areas of National Defense, Foreign Relations and Armed Services. He has also served in the Carter and Regan administration and has been active in veterans affairs.  Since 2006 Mr. Christian has served as the Chief Executive Officer of DacVal LLC, a manufacturer and re-manufacturer providing military defense support equipment for the United States armed services.

Additionally, Mr. Christian is an author, consultant to major news organizations, and a nationally recognized speaker. He is fluent in Russian and German.

Leinwand Employment Agreement

On May 3, 2009, the Board of Directors of the Company ratified an employment agreement (the “Employment Agreement”) effective March 1, 2008 (the “Effective Date”) by and between the Company and Mr. Jonathan Leinwand (“Executive”), whereby Executive was appointed as Chief Executive Officer and General Counsel of the Company.  The Employment Agreement has an initial term of one year from the Effective Date and will automatically renew for consecutive one year terms until such time that the Employment Agreement is terminated upon mutual agreement between the parties upon 30 days written notice or upon termination for cause. Pursuant to the Employment Agreement, Executive is to receive an annual base salary of $250,000 per year, subject review by the Board of Directors on an annual basis (the “Base Salary”). Executive was provided a signing bonus of 2,000,000 shares of the Company’s common stock upon execution of the Employment Agreement and will also be entitled to receive an annual bonus in the form of cash and/or equity compensation in amount equal to up to one hundred and fifty percent (150%) of Employee’s Base Salary.  Executive shall also be entitled to receive additional equity compensation in the amounts and upon completion of the following milestones as set forth below: (1) 2,000,000 shares upon the filing of the Company’s restated Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the fiscal year ended December 31, 2004; (2) 2,000,000 shares upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year December 31, 2007 and the fiscal year ended December 31, 2006; (3) 1,000,000 shares upon the Company’s quotation for trading on the Over-the-Counter Bulletin Board; (4) 2,000,000 shares upon the Company entering into an agreement that results in revenue for the Company in either the form of funds for research and development from an established defense contractor or government agency or the sale of an airship or revenues from other projects in excess of $250,000; (5) 2,000,000 shares upon the closing of financing of at least $1,000,000 in gross proceeds, in the aggregate, commencing from the date of initial appointment as CEO on September 10, 2007; and (6) 2,000,000 shares upon the Company’s market cap reaching $50,000,000.  Executive is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. Executive’s employment with the Company may be terminated at any time, with or without cause or good reason. In the event that Executive’s employment is terminated by the Company prior to the end of the Employment Agreement for any reason except malfeasance, fraud, or gross negligence then Executive shall be entitled to payment of salary, benefits and bonus for the three (3) months following such termination and shall be entitled to a pro-rata bonus for the term thereunder. To the extent permitted by law, the Company also agreed to indemnify Executive against any claim or liability and will hold Executive harmless from and pay any expenses (including, without limitation, legal fees and court costs), judgments, fines, penalties, settlements and other amounts arising out of or in connection with any act or omission of the Executive performed or made in good faith on behalf of the Company pursuant to the Employment Agreement, regardless of negligence.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement, effective March 1, 2008, by and between the Company and Jonathan Leinwand

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANSWIRE CORP.

Date: May 5, 2009	/s/ Jonathan Leinwand
Jonathan Leinwand
Chief Executive Officer